Exhibit 99.1
NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2021
FISCAL 2021 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues were $2.34 billion, a 3% increase compared to $2.27 billion in the prior year, driven by the continued strong momentum across our key growth pillars
•Net income of $96 million compared to a net loss of $(1) billion in the prior year, which included non-cash impairment charges of $1.1 billion
•Total Segment EBITDA was $298 million compared to $242 million in the prior year
•Reported EPS were $0.13 compared to $(1.24) in the prior year – Adjusted EPS were $0.09 compared to $0.03 in the prior year
•Move, operator of realtor.com®, reported 37% revenue growth, with traffic reaching a record 108 million unique users in March, and was again a key driver of Segment EBITDA growth at the Digital Real Estate Services segment
•Dow Jones Segment EBITDA increased 61%, with another strong increase in digital advertising revenues, record digital subscriptions, and continued robust growth at Risk & Compliance
•Book Publishing Segment EBITDA increased 45%, benefiting from the success of numerous backlist titles, including the Bridgerton series
•Reached multi-year partnership agreements with Google and Facebook for news content
•Recently completed the acquisition of Investor’s Business Daily and announced the planned acquisitions of Houghton Mifflin Harcourt’s Books and Media segment and Mortgage Choice

NEW YORK, NY – May 6, 2021 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2021.
Commenting on the results, Chief Executive Robert Thomson said:

“The financial year is on a trajectory to be the most profitable since our reincarnation in 2013. This highlights the transformed character of the Company, with improved revenue performance and a 23 percent increase in profitability in the third quarter.

The results vindicate the strategy of simplifying the asset mix, vigorously pursuing digitization, slimming the cost base, and investing in three growth areas — Digital Real Estate Services, Dow Jones and Book Publishing — which collectively generated 55 percent Segment EBITDA growth in the third quarter.

Move, operator of realtor.com®, flourished, with 37 percent revenue growth, and more than 100 million unique users in March, a 60 percent increase on a year earlier. At Dow Jones, digital revenues reached 74 percent of the total, with digital advertising growing by a robust 30 percent and The Wall Street Journal subscriptions setting record after record. And at Book Publishing, revenues rose 19 percent, thanks to a valuable backlist and faster digital growth.

Foxtel’s resurgence during the pandemic reflected the enduring value of its broadcast offering, the rapid growth of streaming services, and a relentless focus on costs, all of which contributed to a 34 percent surge in Segment EBITDA.

We have reached historic deals with Google and Facebook, and continue our international campaign to reset the terms of trade for premium journalism. The cooperation in recent weeks with the Google team has certainly been productive and we look forward to further engagement with Facebook. These landmark agreements have meaningfully and materially changed the media landscape.

Finally, we successfully completed our inaugural bond offering, which was met with extremely high demand, and was a resounding vote of confidence in the Company’s strategy and its prospects.”

THIRD QUARTER RESULTS

The Company reported fiscal 2021 third quarter total revenues of $2.34 billion, 3% higher compared to $2.27 billion in the prior year period. The increase was driven by the $176 million, or 8%, positive impact from foreign currency fluctuations and continued growth in the Digital Real Estate Services, Book Publishing and Dow Jones segments. The growth was partially offset by lower revenues at the News Media segment, primarily driven by a $199 million, or 9%, negative impact from the divestiture of News America Marketing, weakness in the print advertising market and a $28 million, or 1%, negative impact from the closure or transition to digital of certain regional and community newspapers in Australia. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 4%.

Net income for the quarter was $96 million compared to a net loss of $(1) billion in the prior year, reflecting the absence of $1.1 billion of non-cash impairment charges in the prior year, higher Total Segment EBITDA, as discussed below, and higher Other net, partially offset by higher tax expense.

The Company reported third quarter Total Segment EBITDA of $298 million, a 23% increase compared to $242 million in the prior year. The increase was primarily due to higher revenues, as discussed above, and a $32 million, or 13%, positive impact from foreign currency fluctuations. The growth was partially offset by higher costs in the Other segment due to higher employee costs, primarily related to stock price performance, as well as investment spending related to the global shared services initiative. The results also reflect a $24 million negative impact from the divestiture of News America Marketing in the prior year. Adjusted Total Segment EBITDA (as defined in Note 2) increased 24%.

Net income (loss) per share attributable to News Corporation stockholders was $0.13 as compared to $(1.24) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.09 compared to $0.03 in the prior year.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2021	2020	% Change	2021	2020	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$351	$261	34%	$980	$827	19%
Subscription Video Services	523	462	13%	1,530	1,477	4%
Dow Jones(a)	421	397	6%	1,253	1,209	4%
Book Publishing	490	412	19%	1,492	1,259	19%
News Media(a)	550	733	(25)%	1,610	2,311	(30)%
Other	—	1	**	1	2	(50)%
Total Revenues	$2,335	$2,266	3%	$6,866	$7,085	(3)%

Segment EBITDA:
Digital Real Estate Services	$117	$74	58%	$378	$274	38%
Subscription Video Services	91	68	34%	293	219	34%
Dow Jones(a)	82	51	61%	263	176	49%
Book Publishing	80	55	45%	255	167	53%
News Media(a)	8	24	(67)%	52	97	(46)%
Other	(80)	(30)	**	(178)	(115)	(55)%
Total Segment EBITDA	$298	$242	23%	$1,063	$818	30%
** - Not meaningful

(a)In the fourth quarter of fiscal 2020, the Company revised the composition of its reportable segments to present the Dow Jones business as a separate segment. Previously, the financial information for this segment was aggregated with the businesses within the News Media segment and, together, formed the News and Information Services segment. All prior periods have been revised to reflect the new segment presentation.

Digital Real Estate Services

Revenues in the quarter increased $90 million, or 34%, compared to the prior year, driven by strong performance at Move and a $28 million, or 10%, positive impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $43 million, or 58%, compared to the prior year, primarily due to $36 million of higher contribution from Move resulting from higher revenues, as well as a positive impact of $14 million, or 19%, from foreign currency fluctuations. The growth was partially offset by higher employee costs at both Move and REA Group and the increase in expenses due to the acquisition of Elara. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 22% and 52%, respectively.

Move’s revenues in the quarter increased $44 million, or 37%, to $162 million, primarily as a result of higher real estate revenues. Real estate revenues, which represented 84% of total Move revenues, increased $41 million, or 43%, due to very strong growth in the traditional lead generation product and the referral model, both benefiting from an over 40% increase in average monthly lead volume. The traditional lead generation product saw a strong increase in demand from agents, driving improvements in sell-through and yield. The referral model also benefited from higher average home values and transaction volume and generated approximately 25% of total Move revenues. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal third quarter grew 44% year-over-year to 98 million, with a record 108 million unique users in March, an increase of 60% compared to the prior year.

In the quarter, revenues at REA Group increased $46 million, or 32%, to $189 million, primarily driven by a $28 million, or 19%, positive impact from foreign currency fluctuations, higher Australian residential depth revenues due to strong national listings and the acquisition of Elara. Australian national residential listing volumes in the quarter increased 8% compared to the prior year, with listings in Melbourne and Sydney up 13% and 5%, respectively.

Subscription Video Services

Revenues in the quarter increased $61 million, or 13%, compared with the prior year, reflecting a $79 million, or 17%, positive impact from foreign currency fluctuations and higher revenues from Kayo and Binge. The revenue increase was partially offset by the impact from fewer residential broadcast subscribers and a $7 million negative impact from lower commercial subscription revenues primarily resulting from lower occupancy at hotels due to ongoing national travel restrictions related to COVID-19. Adjusted Revenues decreased 4% compared to the prior year.

As of March 31, 2021, Foxtel’s total closing paid subscribers were 3.541 million, a 21% increase compared to the prior year, primarily due to the launch of Binge and the growth in Kayo subscribers, partially offset by lower residential and commercial broadcast subscribers. 1.946 million of the total closing subscribers were residential and commercial broadcast subscribers, and the remaining 1.595 million consisted of Kayo, Binge and Foxtel Now subscribers. As of March 31, 2021, there were 914,000 Kayo subscribers (851,000 paying), compared to 444,000 subscribers (408,000 paying) in the prior year. Binge, which launched in May 2020, had 679,000 subscribers (516,000 paying) as of March 31, 2021. As of March 31, 2021, there were 238,000 Foxtel Now subscribers (228,000 paying), compared to 338,000 subscribers (317,000 paying) in the prior year.

Broadcast subscriber churn in the quarter increased to 20.1% from 17.5% in the prior year, due to fewer promotions and the roll-off of lower value subscribers. Broadcast ARPU for the quarter increased 2% to A$80 (US$62).

Segment EBITDA in the quarter increased $23 million, or 34%, compared with the prior year. The improvement was primarily driven by $22 million of lower sports programming rights and production costs, which reflects the savings from renegotiated sports rights. The Segment EBITDA improvement was also due to a $14 million positive impact from foreign currency fluctuations as well as lower transmission, marketing and employee costs, partially offset by the increased investment in OTT products. Adjusted Segment EBITDA increased 13%.

Dow Jones

Revenues in the quarter increased $24 million, or 6%, compared to the prior year, primarily due to growth in circulation and subscription and digital advertising revenues, partially offset by lower print advertising revenues. Digital revenues at Dow Jones in the quarter represented 74% of total revenues compared to 68% in the prior year. Adjusted Revenues increased 5% compared to the prior year.

Circulation and subscription revenues increased $26 million, or 9%, including a $4 million, or 2%, positive impact from foreign currency fluctuations. Circulation revenue grew 8%, reflecting the continued strong growth in digital-only subscriptions, partially offset by lower single-copy and amenity sales related to COVID-19. Professional information business revenues grew 9%, driven by 24% growth in Risk & Compliance products. Digital circulation revenues accounted for 64% of circulation revenues for the quarter, compared to 58% in the prior year.

During the third quarter, Dow Jones saw the highest year-over-year increase in total subscriptions and digital-only subscriptions for both The Wall Street Journal and total Dow Jones’ consumer products in its history. Total subscriptions to Dow Jones’ consumer products reached a record 4.27 million average subscriptions for the quarter, a 19% increase compared to the prior year, of which digital-only subscriptions grew 29%. Total subscriptions to The Wall Street Journal grew 21% compared to the prior year, to a record 3.38 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 29% to 2.63 million average subscriptions in the quarter, and represented 78% of total Wall Street Journal subscriptions.

Advertising revenues increased $1 million, or 1%, primarily due to 30% growth in digital advertising revenues, the fastest year-over-year growth in a decade, driven by continued strength in direct display sales and improvement across most categories, most notably financial services. Digital advertising accounted for 61% of total advertising revenues in the quarter, compared to 48% in the prior year. The growth was partially offset by a 25% decline in print advertising revenues, driven by continued general market weakness and lower print volume across The Wall Street Journal and Barron’s due to COVID-19.

Segment EBITDA for the quarter increased $31 million, or 61%, primarily due to higher revenues, as discussed above, and lower costs related to lower print volume and other discretionary cost savings, partially offset by higher compensation costs. Adjusted Segment EBITDA increased 59%.

Book Publishing

Revenues in the quarter increased $78 million, or 19%, compared to the prior year, including a $10 million, or 2%, positive impact from foreign currency fluctuations. The revenue growth was primarily due to higher backlist sales, including the series of Bridgerton titles by Julia Quinn and The Boy, the Mole, the Fox and the Horse by Charlie Mackesy, as well as the success of new titles such as Just as I Am by Cicely Tyson. Adjusted Revenues increased 15%. Digital sales increased 38% compared to the prior year, driven by growth in both e-book and downloadable audiobook sales. Digital sales represented 26% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $25 million, or 45%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by higher costs related to increased sales volume and higher employee costs. Adjusted Segment EBITDA increased 43%.

News Media

Revenues in the quarter decreased $183 million, or 25%, as compared to the prior year, including a $55 million, or 7%, positive impact from foreign currency fluctuations. The decline was primarily driven by a $199 million, or 27%, impact from the divestiture of News America Marketing in May 2020. The decline also reflects weakness in the print advertising market and the $28 million, or 4%, impact from the closure or transition to digital of certain regional and community newspapers in Australia. Within the segment, revenues at News Corp Australia and News UK both increased 2%. Adjusted Revenues for the segment decreased 7% compared to the prior year.

Circulation and subscription revenues increased $32 million, or 13%, compared to the prior year, primarily due to a $26 million, or 10%, positive impact from foreign currency fluctuations, digital subscriber growth and price increases, partially offset by lower single-copy sales revenue, primarily at News UK.

Advertising revenues decreased $215 million, or 50%, compared to the prior year, reflecting a $199 million, or 47%, negative impact from the divestiture of News America Marketing. The remainder of the decline was driven by continued weakness in the print advertising market, exacerbated by COVID-19, and a $23 million, or 5%, negative impact related to the closure or transition to digital of certain regional and community newspapers in Australia, partially offset by a $22 million, or 6%, positive impact from foreign currency fluctuations and growth in digital advertising at the New York Post.

In the quarter, Segment EBITDA decreased $16 million, or 67%, compared to the prior year, reflecting a $24 million negative impact from the divestiture of News America Marketing. The decline was partially offset by higher cost savings at News UK and News Corp Australia, as well as an improvement at the New York Post. Adjusted Segment EBITDA increased by $5 million.

Digital revenues represented 30% of News Media segment revenues in the quarter, compared to 19% in the prior year, and represented 28% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia’s mastheads as of March 31, 2021 were 760,000, compared to 613,300 in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers as of March 31, 2021 were 354,000, compared to 345,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached 119 million global monthly unique users in March 2021, compared to 164 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 139 million unique users in March 2021, compared to 199 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2021	2020
	(in millions)
Net cash provided by operating activities	$1,060	$462
Less: Capital expenditures	(253)	(335)
	807	127
Less: REA Group free cash flow	(114)	(129)
Plus: Cash dividends received from REA Group	69	65
Free cash flow available to News Corporation	$762	$63

Net cash provided by operating activities of $1,060 million for the nine months ended March 31, 2021 was $598 million higher than $462 million in the prior year, primarily due to higher Total Segment EBITDA as noted above and lower working capital, partially offset by higher tax payments.

Free cash flow available to News Corporation in the nine months ended March 31, 2021 was $762 million compared to $63 million in the prior year period. The improvement was primarily due to higher cash provided by operating activities, as mentioned above, and lower capital expenditures. Foxtel’s capital expenditures for the nine months ended March 31, 2021 were $103 million, compared to $171 million in the prior year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Outlook

In the Other segment, the Company expects costs in the fourth quarter to increase by approximately $20 million compared to the prior year, primarily as a result of higher employee costs due to the absence of bonus reductions related to COVID-19 and stock price performance, as well as ongoing investment spending as the Company ramps up the global shared services initiative. Except as discussed above, the expected trends for the remainder of fiscal 2021 remain consistent with those discussed in the second quarter.

Subsequent Events

Agreement to acquire HMH Books & Media

In March, the Company entered into an agreement to acquire the Books & Media segment of Houghton Mifflin Harcourt (“HMH Books & Media”) for $349 million in cash. HMH Books & Media publishes renowned and awarded children’s, young adult, fiction, non-fiction, culinary and reference titles. The acquisition will add an extensive and successful backlist, a strong frontlist in the lifestyle and children’s segments and a productions business that will provide new opportunities to expand HarperCollins’s intellectual property across multiple formats. HMH Books & Media will be a subsidiary of HarperCollins and its results will be included in the Book Publishing segment. The acquisition is subject to customary closing conditions, including regulatory approvals, and is expected to close in the fourth quarter of fiscal 2021.

REA Group agreement to acquire Mortgage Choice

In March, REA Group entered into an agreement to acquire Mortgage Choice Limited (“Mortgage Choice”) for approximately A$244 million in cash (approximately $186.5 million based on exchange rates as of the date of the announcement), to be funded by an increase in REA Group’s syndicated debt facilities. Mortgage Choice is a leading Australian mortgage broking business, and the acquisition is expected to complement REA Group’s existing Smartline broker footprint and accelerate REA Group’s financial services strategy to establish a leading mortgage broking business with national scale. Mortgage Choice will be a subsidiary of REA Group and its results will be included in the Digital Real Estate Services segment. The acquisition is subject to customary closing conditions, including Mortgage Choice shareholder, court and regulatory approvals and receipt of an independent expert opinion that the transaction is in the best interests of Mortgage Choice shareholders, and is expected to close in the fourth quarter of fiscal 2021.

Foxtel Debt Amendment

In April, the Foxtel Debt Group amended its 2019 Credit Facility and 2017 Working Capital Facility to, among other things, extend the debt maturity from November 2022 to May 2024 and reduce the applicable margin to between 2.00% to 3.25%, depending on the Foxtel Debt Group’s net leverage ratio.

Debt Offering

In April, the Company issued $1 billion of Senior Notes due 2029 (the “2021 Senior Notes”). The 2021 Senior Notes will bear interest at a fixed rate of 3.875% per annum, payable in cash semi-annually on May 15 and November 15 of each year, commencing November 15, 2021. The notes will mature on May 15, 2029. The Company plans to use the net proceeds from the offering for general corporate purposes, which may include acquisitions and working capital.

Acquisition of Investor’s Business Daily

In May, the Company acquired Investor’s Business Daily (“IBD”) from O’Neil Capital Management for $275 million in cash. IBD is a digital-first financial news and research business with unique investor tools, research and analysis products, including the investors.com website. The acquisition expands Dow Jones’s offerings with the addition of proprietary data and tools to help professional and retail investors identify top-performing stocks. IBD will be operated by Dow Jones, and its results will be included in the Dow Jones segment.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call
News Corporation’s earnings conference call can be heard live at 5:00pm EDT on May 6, 2021. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, including expected impacts from the ongoing COVID-19 pandemic and related public health measures, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks and uncertainties related to COVID-19 and the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission (many of which may be amplified by COVID-19). The ultimate impact of the COVID-19 pandemic, including the extent of adverse impacts on the Company’s business, results of operations, cash flows and financial condition, will depend on, among other things, the severity, duration, spread and any reoccurrence of the pandemic, the impact of governmental actions and business and consumer behavior in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak and prevent or limit any reoccurrence, including the development, availability and public acceptance of effective treatments and vaccines, the resulting global economic conditions and how quickly and to what extent normal economic and operating conditions can resume, all of which are highly uncertain and cannot be predicted. More detailed information about this and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2021	2020	2021	2020
Revenues:
Circulation and subscription	$1,076	$966	$3,108	$2,951
Advertising	374	576	1,154	1,861
Consumer	472	396	1,436	1,204
Real estate	291	209	807	669
Other	122	119	361	400
Total Revenues	2,335	2,266	6,866	7,085
Operating expenses	(1,186)	(1,283)	(3,548)	(3,972)
Selling, general and administrative	(851)	(741)	(2,255)	(2,295)
Depreciation and amortization	(173)	(160)	(504)	(484)
Impairment and restructuring charges	(30)	(1,125)	(93)	(1,451)
Equity losses of affiliates	(5)	(7)	(9)	(12)
Interest expense, net	(12)	(9)	(32)	(13)
Other, net	61	13	132	19
Income (loss) before income tax (expense) benefit	139	(1,046)	557	(1,123)
Income tax (expense) benefit	(43)	10	(153)	(21)
Net income (loss)	96	(1,036)	404	(1,144)
Less: Net (income) loss attributable to noncontrolling interests	(17)	306	(60)	272
Net income (loss) attributable to News Corporation stockholders	$79	$(730)	$344	$(872)

Weighted average shares outstanding:
Basic	591	588	590	588
Diluted	595	588	593	588

Net income (loss) attributable to News Corporation stockholders per share:
Basic and diluted	$0.13	$(1.24)	$0.58	$(1.48)

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of March 31, 2021	As of June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,974	$1,517
Receivables, net	1,335	1,203
Inventory, net	246	348
Other current assets	388	393
Total current assets	3,943	3,461

Non-current assets:
Investments	391	297
Property, plant and equipment, net	2,261	2,256
Operating lease right-of-use assets	1,062	1,061
Intangible assets, net	1,915	1,864
Goodwill	4,304	3,951
Deferred income tax assets	302	332
Other non-current assets	1,219	1,039
Total assets	$15,397	$14,261

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$336	$351
Accrued expenses	1,249	1,019
Deferred revenue	449	398
Current borrowings	212	76
Other current liabilities	923	838
Total current liabilities	3,169	2,682

Non-current liabilities:
Borrowings	1,000	1,183
Retirement benefit obligations	251	277
Deferred income tax liabilities	334	258
Operating lease liabilities	1,146	1,146
Other non-current liabilities	368	326
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,044	12,148
Accumulated deficit	(2,897)	(3,241)
Accumulated other comprehensive loss	(965)	(1,331)
Total News Corporation stockholders' equity	8,188	7,582
Noncontrolling interests	941	807
Total equity	9,129	8,389
Total liabilities and equity	$15,397	$14,261

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the nine months ended March 31,
	2021	2020
Operating activities:
Net income (loss)	$404	$(1,144)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	504	484
Operating lease expense	96	128
Equity losses of affiliates	9	12
Cash distributions received from affiliates	14	7
Impairment charges	—	1,398
Other, net	(132)	(19)
Deferred income taxes and taxes payable	33	(67)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(67)	(1,593)
Inventories, net	(21)	(47)
Accounts payable and other liabilities	220	1,303
Net cash provided by operating activities	1,060	462
Investing activities:
Capital expenditures	(253)	(335)
Acquisitions, net of cash acquired	(91)	(2)
Investments in equity affiliates and other	(25)	4
Proceeds from property, plant and equipment and other asset dispositions	24	3
Other, net	(1)	3
Net cash used in investing activities	(346)	(327)
Financing activities:
Borrowings	165	925
Repayment of borrowings	(326)	(1,161)
Dividends paid	(104)	(100)
Other, net	(64)	(5)
Net cash used in financing activities	(329)	(341)
Net change in cash and cash equivalents, including cash classified within current assets held for sale	385	(206)
Less: Net change in cash classified within current assets held for sale	—	(10)
Cash and cash equivalents, beginning of period	1,517	1,643
Exchange movement on opening cash balance	72	(39)
Cash and cash equivalents, end of period	$1,974	$1,388

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income (loss) to Total Segment EBITDA for the three and nine months ended March 31, 2021 and 2020:

	For the three months ended March 31,
	2021	2020	Change	% Change
	(in millions)
Net income (loss)	$96	$(1,036)	$1,132	**
Add:
Income tax expense (benefit)	43	(10)	53	**
Other, net	(61)	(13)	(48)	**
Interest expense, net	12	9	3	33%
Equity losses of affiliates	5	7	(2)	(29)%
Impairment and restructuring charges	30	1,125	(1,095)	(97)%
Depreciation and amortization	173	160	13	8%
Total Segment EBITDA	$298	$242	$56	23%
** - Not meaningful

	For the nine months ended March 31,
	2021	2020	Change	% Change
	(in millions)
Net income (loss)	$404	$(1,144)	$1,548	**
Add:
Income tax expense	153	21	132	**
Other, net	(132)	(19)	(113)	**
Interest expense, net	32	13	19	**
Equity losses of affiliates	9	12	(3)	(25)%
Impairment and restructuring charges	93	1,451	(1,358)	(94)%
Depreciation and amortization	504	484	20	4%
Total Segment EBITDA	$1,063	$818	$245	30%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2021 and 2020:

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2021	2020	Difference	2021	2020	Difference
	(in millions)			(in millions)
As reported	$2,335	$2,266	$69	$298	$242	$56
Impact of acquisitions	(16)	—	(16)	7	—	7
Impact of divestitures	(3)	(207)	204	(2)	(25)	23
Impact of foreign currency fluctuations	(176)	—	(176)	(32)	—	(32)
Net impact of U.K. Newspaper Matters	—	—	—	3	4	(1)
As adjusted	$2,140	$2,059	$81	$274	$221	$53

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2021	2020	Difference	2021	2020	Difference
	(in millions)			(in millions)
As reported	$6,866	$7,085	$(219)	$1,063	$818	$245
Impact of acquisitions	(40)	—	(40)	9	—	9
Impact of divestitures	(13)	(640)	627	(6)	(49)	43
Impact of foreign currency fluctuations	(301)	—	(301)	(58)	—	(58)
Net impact of U.K. Newspaper Matters	—	—	—	8	5	3
As adjusted	$6,512	$6,445	$67	$1,016	$774	$242

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the nine months ended March 31, 2021 and 2020 are as follows:

	Fiscal Year 2021
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.71	$0.73	$0.77
U.S. Dollar per British Pound Sterling	$1.29	$1.32	$1.38

	Fiscal Year 2020
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.69	$0.68	$0.66
U.S. Dollar per British Pound Sterling	$1.23	$1.29	$1.28

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2021 and 2020 are as follows:

	For the three months ended March 31,
	2021	2020	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$312	$255	22%
Subscription Video Services	444	462	(4)%
Dow Jones	417	397	5%
Book Publishing	472	412	15%
News Media	495	533	(7)%
Other	—	—	—%
Adjusted Total Revenues	$2,140	$2,059	4%

Adjusted Segment EBITDA:
Digital Real Estate Services	$108	$71	52%
Subscription Video Services	77	68	13%
Dow Jones	81	51	59%
Book Publishing	80	56	43%
News Media	5	—	**
Other	(77)	(25)	**
Adjusted Total Segment EBITDA	$274	$221	24%
** - Not meaningful

	For the nine months ended March 31,
	2021	2020	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$914	$808	13%
Subscription Video Services	1,398	1,477	(5)%
Dow Jones	1,245	1,208	3%
Book Publishing	1,443	1,258	15%
News Media	1,512	1,694	(11)%
Other	—	—	—%
Adjusted Total Revenues	$6,512	$6,445	1%

Adjusted Segment EBITDA:
Digital Real Estate Services	$360	$263	37%
Subscription Video Services	267	219	22%
Dow Jones	261	176	48%
Book Publishing	250	168	49%
News Media	47	56	(16)%
Other	(169)	(108)	(56)%
Adjusted Total Segment EBITDA	$1,016	$774	31%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2021 and 2020:

	For the three months ended March 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$351	$(8)	$(3)	$(28)	$—	$312
Subscription Video Services	523	—	—	(79)	—	444
Dow Jones	421	—	—	(4)	—	417
Book Publishing	490	(8)	—	(10)	—	472
News Media	550	—	—	(55)	—	495
Other	—	—	—	—	—	—
Total Revenues	$2,335	$(16)	$(3)	$(176)	$—	$2,140

Segment EBITDA:
Digital Real Estate Services	$117	$7	$(2)	$(14)	$—	$108
Subscription Video Services	91	—	—	(14)	—	77
Dow Jones	82	—	—	(1)	—	81
Book Publishing	80	—	—	—	—	80
News Media	8	—	—	(3)	—	5
Other	(80)	—	—	—	3	(77)
Total Segment EBITDA	$298	$7	$(2)	$(32)	$3	$274

	For the three months ended March 31, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$261	$—	$(6)	$—	$—	$255
Subscription Video Services	462	—	—	—	—	462
Dow Jones	397	—	—	—	—	397
Book Publishing	412	—	—	—	—	412
News Media	733	—	(200)	—	—	533
Other	1	—	(1)	—	—	—
Total Revenues	$2,266	$—	$(207)	$—	$—	$2,059

Segment EBITDA:
Digital Real Estate Services	$74	$—	$(3)	$—	$—	$71
Subscription Video Services	68	—	—	—	—	68
Dow Jones	51	—	—	—	—	51
Book Publishing	55	—	1	—	—	56
News Media	24	—	(24)	—	—	—
Other	(30)	—	1	—	4	(25)
Total Segment EBITDA	$242	$—	$(25)	$—	$4	$221

	For the nine months ended March 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$980	$(8)	$(12)	$(46)	$—	$914
Subscription Video Services	1,530	—	—	(132)	—	1,398
Dow Jones	1,253	—	—	(8)	—	1,245
Book Publishing	1,492	(30)	—	(19)	—	1,443
News Media	1,610	(2)	—	(96)	—	1,512
Other	1	—	(1)	—	—	—
Total Revenues	$6,866	$(40)	$(13)	$(301)	$—	$6,512

Segment EBITDA:
Digital Real Estate Services	$378	$13	$(7)	$(24)	$—	$360
Subscription Video Services	293	—	—	(26)	—	267
Dow Jones	263	—	—	(2)	—	261
Book Publishing	255	(4)	—	(1)	—	250
News Media	52	—	—	(5)	—	47
Other	(178)	—	1	—	8	(169)
Total Segment EBITDA	$1,063	$9	$(6)	$(58)	$8	$1,016

	For the nine months ended March 31, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$827	$—	$(19)	$—	$—	$808
Subscription Video Services	1,477	—	—	—	—	1,477
Dow Jones	1,209	—	(1)	—	—	1,208
Book Publishing	1,259	—	(1)	—	—	1,258
News Media	2,311	—	(617)	—	—	1,694
Other	2	—	(2)	—	—	—
Total Revenues	$7,085	$—	$(640)	$—	$—	$6,445

Segment EBITDA:
Digital Real Estate Services	$274	$—	$(11)	$—	$—	$263
Subscription Video Services	219	—	—	—	—	219
Dow Jones	176	—	—	—	—	176
Book Publishing	167	—	1	—	—	168
News Media	97	—	(41)	—	—	56
Other	(115)	—	2	—	5	(108)
Total Segment EBITDA	$818	$—	$(49)	$—	$5	$774

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income (loss) attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2021 and 2020:

	For the three months ended March 31, 2021		For the three months ended March 31, 2020
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net (loss) income attributable to stockholders	EPS
Net income (loss)	$96		$(1,036)
Less: Net (income) loss attributable to noncontrolling interests	(17)		306
Net income (loss) attributable to News Corporation stockholders	$79	$0.13	$(730)	$(1.24)
U.K. Newspaper Matters	3	—	4	0.01
Impairment and restructuring charges(a)	30	0.05	1,125	1.90
Other, net	(61)	(0.10)	(13)	(0.02)
Tax impact on items above	4	0.01	(52)	(0.09)
Impact of noncontrolling interest on items above	—	—	(319)	(0.53)
As adjusted	$55	$0.09	$15	$0.03
(a)During the three months ended March 31, 2020, the Company recognized $1.1 billion of non-cash impairment charges, primarily at Foxtel and News America Marketing.

	For the nine months ended March 31, 2021		For the nine months ended March 31, 2020
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net (loss) income attributable to stockholders	EPS
Net income (loss)	$404		$(1,144)
Less: Net (income) loss attributable to noncontrolling interests	(60)		272
Net income (loss) attributable to News Corporation stockholders	$344	$0.58	$(872)	$(1.48)
U.K. Newspaper Matters	8	0.01	5	0.01
Impairment and restructuring charges(a)	93	0.15	1,451	2.46
Other, net	(132)	(0.22)	(19)	(0.03)
Tax impact on items above	(8)	(0.01)	(98)	(0.17)
Impact of noncontrolling interest on items above	(2)	—	(321)	(0.54)
As adjusted	$303	$0.51	$146	$0.25
(a)During the nine months ended March 31, 2020, the Company recognized $1.4 billion of non-cash impairment charges, primarily at Foxtel and News America Marketing.